Exhibit 3.1

Dean Heller	Document Number 20080570516-84
Secretary of State	Filing Date and Time:
206 North Carson Street	8/26/08 9:45 AM
Carson City, NV 89701-4288	Entity Number E0550162008-5
778-684-8708

Articles of Incorporation
Pursuant to NRS 78

1.	Name of Corporation:	Piper Acquisition II, Inc.

2.	Resident Agent	Vcorp Services, LLC
	Name and Street Address	1409 Bonita Avenue, Las Vegas, NV 89104

3.	Shares	Number of shares with par value: 260,000,000
Par value: $.0001
Number of shares without par value: -0-

4.	Name & Address of	Stephen
	Board of Directors/Trustees	c/o Fleming PLLC, 403 Merrick Ave, 2nd Fl
E. Meadow, NY 11554

5.	Purpose	The purpose of this Corporation shall be: To engage in
any lawful activity.

6.	Name, Address and	Stephen M. Fleming /s/Stephen M. Fleming
	Signature of Incorporator	c/o Fleming PLLC, 403 Merrick Ave, 2nd Fl
E. Meadow, NY 11554

7.	Certificate of Acceptance	/s/ 8/26/08
of Appointment of
Resident Agent:

Exhibit A

EIGHT:  The Corporation is authorized to issue two classes of stock.  One class of stock shall be common stock, par value $0.0001, of which the Corporation shall have the authority to issue 250,000,000 shares.  The second class of stock shall be preferred stock, par value $0.0001, of which the corporation shall have the authority to issue 10,000,000 shares.  The preferred stock, or any series thereof, shall have such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by the board of directors and may be made dependent upon facts ascertainable outside such resolution or resolutions of the board of directors, provided that the matter in which such facts shall operate upon such designations, preferences, rights and qualifications; limitations or restrictions of such class or series of stock is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such stock by the board of directors.

NINTH: The governing board of this corporation shall be known as the Board of Directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the bylaws of this corporation, providing that the number of directors shall not be reduced to less than one (1).

TENTH: After the amount of the subscription price, the purchase price, of the par value of the stock of any class or series is paid into the corporation, owners or holders of shares of any stock in the corporation may never be assessed to pay the debts of the corporation.

ELEVENTH: The Corporation is to have a perpetual existence.

TWELFTH: No director or officer of the corporation shall be personally liable to the corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer of for any act or omission of any such director or officer; however, the foregoing provision shall not eliminate or limit the liability of a director or officer for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (b) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article by the stockholders of this corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director or officer of the corporation for acts or omissions prior to such repeal or modification.

THIRTEENTH: No shareholder shall be entitled as a matter of right to subscribe for or receive additional shares of any class of stock of the corporation, whether now or hereafter authorized, or any bonds, debentures or securities convertible into stock, but such additional shares of stock or other securities convertible into stock may be issued or disposed of by the Board of Directors to such persons and on such terms as in its discretion it shall deem advisable.

FOURTEENTH: This Corporation reserves the right to amend, alter, change or repeal and provision contained in the Articles of Incorporation, in the manner now or hereafter prescribed by statute, or by the Articles of Incorporation, and all rights conferred upon the Stockholders herein are granted subject to this reservation.